Exhibit 99.1

Contacts: Greg Artkop, Media Relations	Jill Cuthbertson, Investor Relations
(800) 775-7290	(972) 980-9917

BRINKER INTERNATIONAL REPORTS INCREASES IN FIRST QUARTER FISCAL 2015 EPS,
COMPARABLE RESTAURANT SALES AND TRAFFIC

DALLAS (Oct. 21, 2014) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal first quarter ended Sept. 24, 2014.
Highlights include the following:

•	Earnings per diluted share, excluding special items, increased 16.3 percent to $0.50 compared to $0.43 for the first quarter of fiscal 2014

•	On a GAAP basis, earnings per diluted share increased 16.7 percent to $0.49 compared to $0.42 for the first quarter of fiscal 2014

•	Brinker International company sales increased 3.4 percent to $686.9 million and comparable restaurant sales at company-owned restaurants increased 2.4 percent

•	Chili’s company-owned comparable restaurant sales increased 2.6 percent and traffic increased 0.1 percent

•	Maggiano’s comparable restaurant sales increased 0.6 percent, representing the 19th consecutive quarterly increase and traffic increased 0.9 percent

•
Chili's franchise comparable restaurant sales increase of 1.0 percent includes a 1.7 percent increase for U.S. franchise restaurants, partially offset by a 0.5 percent decrease for international franchise restaurants

•	Brinker's operating income, excluding special items,[1] as a percentage of total revenues improved 50 basis points from 7.3 percent to 7.8 percent

•	For the first three months of fiscal 2015, cash flows provided by operating activities were $70.9 million and capital expenditures totaled $40.2 million

•	The company repurchased approximately 1.1 million shares of its common stock for $53.3 million in the first quarter

•
The company paid a dividend of 24 cents per share in the first quarter, an increase of 20 percent over the prior year first quarter, and declared a dividend of 28 cents per share to be paid in the second quarter

"Brinker delivered positive comp sales and traffic during the quarter and we continue to take market share," said Wyman Roberts, Chief Executive Officer and President. "The key to our successful results is our ability to drive relevance and differentiation while maintaining a strong business model."

1 Operating income, excluding special items, is defined as Operating income excluding Other gains and charges.

Exhibit 99.1

Table 1: Q1 comparable restaurant sales
Q1 F15 and Q1 F14, company-owned, reported brands and franchise; percentage

	Q1 15	Q1 14
Brinker International	2.4	(1.3)
Chili’s Company-Owned[1]
Comparable Restaurant Sales	2.6	(1.6)
Pricing Impact	1.8	0.9
Mix-Shift	0.7	0.9
Traffic	0.1	(3.4)
Maggiano’s
Comparable Restaurant Sales	0.6	0.6
Pricing Impact	1.5	0.6
Mix-Shift	(1.8)	2.1
Traffic	0.9	(2.1)

Chili's Franchise[2]	1.0	(1.0)
U.S. Comparable Restaurant Sales	1.7	(2.6)
International Comparable Restaurant Sales	(0.5)	2.7

Chili's Domestic[3]	2.3	(1.9)
System-wide[4]	1.9	(1.2)

1
Chili's company-owned comparable restaurant sales do not include sales generated by the 12 Canadian restaurants. Acquired or newly opened restaurants are not included in this calculation until 18 months of operations are completed.

2
Revenues generated by franchisees are not included in revenues on the consolidated statements of comprehensive income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchisee comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.

3	Chili's Domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise operated Chili's restaurants in the United States.
4	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise operated restaurants.
Quarterly Operating Performance
CHILI’S first quarter company sales increased to $600.1 million from $581.6 million in the prior year primarily due to increases in comparable restaurant sales and restaurant capacity. As compared to the prior year, Chili's restaurant operating margin1,2 improved. Cost of sales, as a percent of company sales, was favorably impacted by menu pricing, menu item changes, efficiency gains related to new fryer equipment, and improved waste control, partially offset by unfavorable pricing primarily related to burger meat, cheese and avocados which are market based, as well as unfavorable pricing related to seafood. Restaurant expenses, as a percent of company sales, increased due to equipment charges associated with tabletop devices2 and higher credit card fees, partially offset by leverage related to higher company sales. Restaurant labor, as a percent of company sales, was negatively impacted by higher restaurant manager bonuses and increased wage and payroll tax rates, partially offset by favorable health insurance expenses coupled with leverage related to higher company sales.
MAGGIANO’S first quarter company sales of $86.8 million increased 4.7 percent primarily driven by increases in restaurant capacity, menu pricing and traffic. As compared to the prior year, Maggiano's restaurant operating margin was negatively impacted by new restaurant development and higher supplies and utilities expenses. Cost of sales, as a percent of company sales, was negatively impacted by commodity pricing on seafood, butter and cheese, coupled with menu item changes, partially offset by increased menu pricing and favorable commodity pricing on oils. Restaurant labor, as a percent of company sales, remained flat compared to the prior year.
1 Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses.
2As compared to the prior year, the Chili’s restaurant operating margin metric was negatively impacted by the classification of revenues and expenses associated with tabletop devices. The revenues associated with tabletop devices are included in Franchise and other revenues while the associated equipment charges are included in Restaurant expenses, a component of the restaurant operating margin calculation.

Exhibit 99.1

FRANCHISE AND OTHER revenues totaled $24.2 million for the first quarter, an increase of 19.8 percent compared to $20.2 million in the prior year driven primarily by the revenues associated with tabletop devices, royalty revenues related to Chili's new retail food products, and higher international royalty income due to international franchise restaurant openings. U.S. franchise comparable restaurant sales increased 1.7 percent, while international comparable restaurant sales decreased 0.5 percent. Brinker franchisees generated approximately $397 million in sales3 for the first quarter of fiscal 2015.

3Royalty revenues are recognized based on the sales generated and reported to the company by franchisees.
Other
Depreciation and amortization expense increased $2.4 million for the quarter primarily due to investments in the Chili's reimage program, fryer equipment and new restaurant openings, partially offset by an increase in fully depreciated assets.
General and administrative expense decreased $1.8 million primarily due to a special stock-based compensation grant in the prior year and lower professional fees related to litigation.
On a GAAP basis, the effective income tax rate increased to 31.5 percent in the current quarter from 31.4 percent in the prior year quarter primarily due to increased earnings, partially offset by a net increase in Federal credits. Excluding the impact of special items, the effective income tax rate increased to 31.7 percent in the current quarter compared to 31.6 percent in the prior year primarily due to increased earnings, partially offset by a net increase in Federal credits.
Non-GAAP Reconciliation
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results. Special items in the first quarter of fiscal 2015 consist primarily of charges associated with closed restaurants.
Table 2: Reconciliation of net income excluding special items
Q1 15 and Q1 14; $ millions and $ per diluted share after-tax

	Q1 15	EPS Q1 15	Q1 14	EPS Q1 14
Net Income	32.7	0.49	29.2	0.42
Other (Gains) and Charges, net of taxes[1]	0.6	0.01	0.6	0.01
Net Income excluding Special Items	33.3	0.50	29.8	0.43

1	Pre-tax Other gains and charges were $0.9 million and $1.0 million in the first quarter of fiscal 2015 and 2014, respectively.
Guidance Policy
Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the comprehensive income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CDT today (Oct. 21). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day Nov. 25, 2014.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.
Forward Calendar
- SEC Form 10-Q for first quarter fiscal 2015 filing on or before Nov. 3, 2014; and
- Second quarter earnings release, before market opens, Jan. 28, 2015.

Exhibit 99.1

About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of Sept. 24, 2014, Brinker owned, operated, or franchised 1,622 restaurants under the names Chili’s® Grill & Bar (1,574 restaurants) and Maggiano’s Little Italy® (48 restaurants).
Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, increased minimum wages, increased health care costs, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations and inflation.

Exhibit 99.1

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Week Period Ended
	Sept. 24, 2014	Sept. 25, 2013
Revenues:
Company sales	$686,864	$664,502
Franchise and other revenues (a)	24,154	20,158
Total revenues	711,018	684,660
Operating costs and expenses:
Company restaurants (excluding depreciation and amortization)
Cost of sales	184,785	180,658
Restaurant labor	227,276	218,716
Restaurant expenses	175,538	167,690
Company restaurant expenses	587,599	567,064
Depreciation and amortization	35,542	33,156
General and administrative	32,634	34,421
Other gains and charges	933	1,006
Total operating costs and expenses	656,708	635,647
Operating income	54,310	49,013
Interest expense	6,999	7,013
Other, net	(503)	(582)
Income before provision for income taxes	47,814	42,582
Provision for income taxes	15,076	13,370
Net income	$32,738	$29,212

Basic net income per share	$0.51	$0.44

Diluted net income per share	$0.49	$0.42

Basic weighted average shares outstanding	64,668	66,693

Diluted weighted average shares outstanding	66,263	68,802

Other comprehensive income (loss):
Foreign currency translation adjustment (b)	$(807)	$65
Other comprehensive income (loss)	(807)	65
Comprehensive income	$31,931	$29,277

(a)
Franchise and other revenues primarily includes royalties, development fees and franchise fees, banquet service charge income, gift card activity (breakage and discounts), tabletop device revenue, Chili's retail food product royalties and delivery fee income. Beginning in fiscal 2015, income primarily related to Maggiano's delivery is included in Franchise and other revenues on the consolidated statement of comprehensive income. This income was previously included in Restaurant expenses. The prior year consolidated statement of comprehensive income has been adjusted to conform to the fiscal 2015 presentation. This adjustment has no effect on net income previously reported.

(b)
The company’s Canadian operation uses the Canadian dollar as its functional currency. The foreign currency translation adjustment included in the company’s comprehensive income represents the unrealized impact of translating the financial statements of the Canadian entity to U.S. dollars. This amount is not included in net income and would only be realized upon disposition of the business.

Exhibit 99.1

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Sept. 24, 2014	June 25, 2014

ASSETS
Current assets	$201,107	$210,854
Net property and equipment (a)	1,050,476	1,056,454
Total other assets	224,628	223,296
Total assets	$1,476,211	$1,490,604
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$27,959	$27,884
Current liabilities	412,938	438,226
Long-term debt, less current installments	865,272	832,302
Other liabilities	131,861	129,098
Total shareholders’ equity	38,181	63,094
Total liabilities and shareholders’ equity	$1,476,211	$1,490,604

(a)
At Sept. 24, 2014, the company owned the land and buildings for 189 of the 886 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $142.2 million and $120.8 million, respectively.

Exhibit 99.1

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Thirteen Week Period Ended
	Sept. 24, 2014	Sept. 25, 2013
Cash Flows From Operating Activities:
Net income	$32,738	$29,212
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,542	33,156
Stock-based compensation	3,788	5,000
Restructure charges and other impairments	933	640
Net loss on disposal of assets	714	1,199
Changes in assets and liabilities	(2,817)	(13,791)
Net cash provided by operating activities	70,898	55,416
Cash Flows from Investing Activities:
Payments for property and equipment	(40,183)	(29,844)
Proceeds from sale of assets	1,216	—
Net cash used in investing activities	(38,967)	(29,844)
Cash Flows from Financing Activities:
Purchases of treasury stock	(53,316)	(66,301)
Borrowings on revolving credit facility	40,000	60,000
Payments on revolving credit facility	—	(20,000)
Payments of dividends	(17,198)	(15,281)
Excess tax benefits from stock-based compensation	9,376	13,924
Payments on long-term debt	(6,669)	(6,630)
Proceeds from issuances of treasury stock	1,882	4,953
Net cash used in financing activities	(25,925)	(29,335)
Net change in cash and cash equivalents	6,006	(3,763)
Cash and cash equivalents at beginning of period	57,685	59,367
Cash and cash equivalents at end of period	$63,691	$55,604

Exhibit 99.1

BRINKER INTERNATIONAL, INC.
RESTAURANT SUMMARY

	First Quarter Openings Fiscal 2015	Total Restaurants Sept. 24, 2014	Projected Openings Fiscal 2015
Company-Owned Restaurants:
Chili’s Domestic	1	824	8-10
Chili’s International	—	14	1
Maggiano’s	2	48	3
	3	886	12-14
Franchise Restaurants:
Chili’s Domestic	3	439	5
Chili's International	6	297	34-38
	9	736	39-43
Total Restaurants:
Chili’s Domestic	4	1,263	13-15
Chili's International	6	311	35-39
Maggiano’s	2	48	3
	12	1,622	51-57

FOR ADDITIONAL INFORMATION, CONTACT:
JILL CUTHBERTSON
INVESTOR RELATIONS
(972) 980-9917
6820 LBJ FREEWAY
DALLAS, TEXAS 75240